EXHIBIT 99.9

ESL Partners, L.P.

Seritage Growth Properties

Rule 10b5-1(c) Plan

ESL Partners, L.P. (“ESL”) has, as of the date set forth below, established this distribution plan (this “Plan”) in order to distribute both (i) 69,876 Class A common shares of beneficial interest of Seritage Growth Properties (the “Issuer”), par value $0.01 per share (the “Shares”), and (ii) 1,234,818 units (“OP Units”) representing limited partnership interests in Seritage Growth Properties, L.P. (the “Operating Partnership”), which are currently held by ESL pro rata to its redeeming limited partners (the “Redeeming Partners”) on the Sunday following the later of (a) the 14th calendar day following the adoption of this Plan, and (b) any approval by Sears Holding Corporation of the waiver, previously requested by ESL, of the terms of the Final Order Establishing Notification Procedures and Approving Restrictions on Certain Transfers of Interests in, and Claims Against, the Debtors and Claiming Certain Worthless Stock Deductions, entered November 16, 2018, Docket No. 795, In re Sears Holding Corporation, Ch. 11 Case No. 18-23538 (RDD), Bankr. S.D.N.Y. (such later date being the “Distribution Date”), pursuant to the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

NOW, THEREFORE, ESL agrees as follows:

1.	ESL shall, on the Distribution Date, effect a pro rata distribution for no consideration to the Redeeming Partners of 69,876 Shares and 1,234,818 OP Units.

2.

This Plan shall end on the earlier of the completion of a pro rata distribution of 69,876 Shares and 1,234,818 OP Units by ESL or after market close on the last day of the blackout period implemented in accordance with the insider trading policy of the Issuer immediately following the date of this Plan, as such blackout period may be extended or modified.

3.

ESL has requested a limited waiver of the applicable provisions of the Agreement of Limited Partnership of the Operating Partnership as required for the distribution of OP Units by ESL pursuant to this Plan and the redemption of such OP Units by the Redeeming Partners and acknowledges that, notwithstanding anything to the contrary set forth in this Plan, the distribution of OP Units pursuant to this Plan is subject to such waiver.

4.	ESL represents and warrants that on the date hereof:

i.	it is not aware of material, non-public information with respect to the Issuer;

ii.	it is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent the implementation and effectiveness of this Plan and any pro rata distribution thereunder;

iii.	this Plan is not part of a scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act;

iv.	it is not subject to any current blackout period applicable to the Issuer; and

v.

it is currently able to sell or distribute the Shares and/or, subject to the terms of the Agreement of Limited Partnership of the Operating Partnership, the OP Units in accordance with the insider trading policy of the Issuer under the Exchange Act.

5.	ESL further represents and warrants that, during the term of this Plan, it will not effect any transactions in the Shares or the OP Units except in accordance with, and pursuant to, this Plan.

6.	It is the intent of ESL that this Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and shall be interpreted to comply with the requirements of Rule 10b5-1(c).

7.	ESL agrees to make all filings required under Sections 13(d) and 16 of the Exchange Act.

8.	ESL acknowledges and confirms that the Issuer is not a party to this Plan.

9.

If any provision of this Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Plan will continue and remain in full force and effect.

ESL PARTNERS, L.P.

By: RBS Partners, L.P., as its general partner

By: ESL Investments, Inc., as its general partner

By:	/s/ Edward S. Lampert
Name:	Edward S. Lampert
Title:	Chief Executive Officer

Date:	March 28, 2019

Seritage Growth Properties (the Issuer) has reviewed this Plan and confirms that it is consistent in form with the Issuer’s insider trading policy.

By:	/s/ Matthew Fernand

Name: Matthew Fernand
Title: Executive Vice President & General Counsel